U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   (Last)           (First)           (Middle)
   Weaver, Jr.      Robert            C.
   721 Devon Court
   San Diego, CA 92109
2. Date of Event Requiring Statement (Month/Day/Year)
   February 5, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Issuer Name and Ticker or Trading Symbol
   LMKI, INC. "LMKI"
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (x) Director 			            ( ) 10% Owner
   ( ) Officer (give title below)                   ( ) Other (specify below)
6. If Amendment, Date of Original (Month/Day/Year) 2/29/00
7. Individual or Joint/Group Filing  (Check Applicable Line)
   [X]  Form Filed by One Reporting Person
   [_]  Form Filed by More than one Reporting Person

Table I -- Non-Derivative Securities Beneficially Owned

1.Title of Security            2.Amount of  3.Ownership  4.Nature of Indirect
                               Securities   Form:        Beneficial Ownership
                               Beneficially Direct(D) or
                               Owned        Indirect(I)
Common Stock, $.001 par value  100,000      D
Common Stock, $.001 par value  500,000      I            Trustee



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



Table II -- Derivative Securitites Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)


1.Title of   2.Date Exer-     3.Title          4.Conver-  5.Owner-    6.
 Derivative  cisable and      and Amount       sion or    ship:       Nature
 Security    Expiration       of Underlying    exercise   Form of     of
             Date(Month/      Securities       price of   Deriv-      Indirect
                Day/Year)            Amount    deri-      ative       Beneficial
                     Expira-         or        Security   Direct(D    Ownership)
            Exer-    tion     Title  Number of            Indirect(I)
            cisable  Date            Shares
                                               (C>
Option      11/26/99 11/25/01 Common 200,000   4.531      D


Explanation of Responses:

Amended to reflect indirect ownership incorrectly designated as direct.


Signature of Reporting Person


/s/___________________
Robert C. Weaver, Jr.

Date 8/1/00

DESCRIPTION           LMKI - WEAVER - FORM 3/A1